Free Writing Prospectus

Van Eck Merk Gold Trust

OUNZ Inspection Letter

0001546652

Pursuant to 433/164

333-180868

MERK INVESTMENTS LLC

555 Bryant St #455 · Palo Alto, CA 94301

Merk Gold Trust

2 Hanson Place

Brooklyn, NY 11217

October 29, 2015

RE: COUNT OF GOLD BULLION

To whom it may concern:

As the President of the Sponsor of the Van Eck Merk Gold Trust (NYSE: OUNZ,

“Trust”), I am authorized to visit the premises of the Trust’s custodian for the purpose of examining the Trust’s gold.

On Wednesday, October 28, 2015, I conducted an on-site inspection of the Trust’s gold at the London vault of JPMorgan Chase Bank, N.A. (“Custodian”). My inspection included a complete count of the gold bars held in the Trust allocated account.

At the time of my inspection, 171 Gold Bars were held by the Custodian on behalf of the

Trust on an allocated basis.

In total, according to the records of the Custodian, 69,161.302 fine troy ounces of Gold were held on an allocated basis. The Gold Bars weighed between 374.05 and 429.139 fine ounces of Gold with a purity between 99.53% and 99.99%. These records are consistent with those of Bank of New York Mellon (the “Trustee”) and my inspection.

No anomalies were identified during my inspection.

Merk Investments LLC

Axel Merk

For a definition of the capitalized terms, please also see the Trust’s prospectus at

merkgold.com/prospectus.